UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2020

Radian Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-11356	23-2691170
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Market Street,

Philadelphia, Pennsylvania, 19102

(Address of Principal Executive Offices, and Zip Code)

(215) 231-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	RDN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 15, 2020, Radian Group Inc. (the “Company”) completed its previously announced underwritten public offering of $525 million principal amount of 6.625% Senior Notes due 2025 (the “Notes,” and the offering, the “Offering”).

The Notes were issued under the Senior Indenture dated as of March 4, 2013 (the “Base Indenture”), as supplemented by the Seventh Supplemental Indenture dated as of May 15, 2020 (together with the Base Indenture, the “2020 Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). All capitalized terms in this Current Report on Form 8-K not otherwise defined herein have the meanings assigned to them in the 2020 Indenture.

The Notes are the Company’s unsecured senior obligations. The Notes pay interest semi-annually on March 15 and September 15 at a rate of 6.625% per year and will mature on March 15, 2025. At any time, or from time to time, prior to September 15, 2024 (the “Par Call Date”), the Company may redeem the Notes in whole or in part, at its option, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) the make-whole amount, which is the sum of the present values of the remaining scheduled payments of principal and interest in respect of the Notes to be redeemed, calculated from the redemption date to the Par Call Date, discounted to the redemption date at the Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date. At any time on or after the Par Call Date, the Company may redeem the Notes in whole or in part, at its option, at a Redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

The 2020 Indenture provides for Events of Default that may, in certain circumstances, lead to the outstanding principal and unpaid interest of the Notes becoming immediately due and payable.

The foregoing description of the 2020 Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the 2020 Indenture, which is included as an exhibit hereto and is incorporated herein by reference.

The Notes were offered for sale pursuant to a prospectus and related prospectus supplement that constitute a part of the Company’s shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on Form S-3 on February 28, 2020 (File No. 333-236785) (the “Registration Statement”). The Notes were registered with the SEC pursuant to the Registration Statement. The material terms of the offer and sale of the Notes are described in the Company’s prospectus supplement, as filed with the SEC on May 13, 2020, pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, which supplements the Company’s prospectus contained in the Registration Statement.

The net proceeds from the sale of the Notes, after deducting the underwriting discounts and commissions and estimated offering expenses, were approximately $515,615,000. The Company intends to use the net proceeds from the Offering for general corporate purposes, which may include future contributions to its insurance subsidiaries.

Item 8.01.	Other Events.

The opinion of Faegre Drinker Biddle & Reath LLP regarding the validity of the Notes issued pursuant to the Offering is incorporated by reference in its entirety to the Registration Statement.

Underwriting Agreement

On May 12, 2020, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with RBC Capital Markets, LLC, and Goldman Sachs & Co. LLC, as representatives of the several underwriters named on Schedule A thereto (the “Underwriters”), pursuant to which the Company agreed to sell and the Underwriters agreed to purchase, subject to and upon the terms and conditions therein, the Notes. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

1.1

Underwriting Agreement dated as of May 12, 2020 by and among the Company, RBC Capital Markets, LLC, and Goldman Sachs & Co. LLC, as representatives of the several underwriters named in Schedule A thereto for the purchase and sale of 6.625% Senior Notes due 2025

4.1

Senior Indenture dated as of March 4, 2013 between the Company and U.S. Bank National Association, as Trustee (incorporated by reference to the Company’s Current Report on Form 8-K (file no. 1-11356) dated February 27, 2013 and filed on March 4, 2013)

4.2	Seventh Supplemental Indenture dated as of May 15, 2020 between the Company and U.S. Bank National Association, as Trustee

4.3	Form of 6.625% Senior Notes due 2025 (included as Exhibit A to the Seventh Supplemental Indenture in Exhibit 4.2)

5.1	Opinion of Faegre Drinker Biddle & Reath LLP dated May 15, 2020 (6.625% Senior Notes due 2025 of the Company)

23.1	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1)

99.1	Expenses of the Offering (as required by Item 14 of Part II of Form S-3)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.
(Registrant)

Date: May 15, 2020	By:	/s/ J. Franklin Hall
J. Franklin Hall
Senior Executive Vice President and Chief Financial Officer